Exhibit 99.1

MacroGenics Completes Sale of GMP Manufacturing Operations to Bora Pharmaceuticals

ROCKVILLE, MD, July 02, 2026 (GLOBE NEWSWIRE) — MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, and Bora Pharmaceuticals Co., Ltd. (TWSE: 6472; OTCQX: BORAY), a global leader in pharmaceutical manufacturing, today announced completion of the sale of MacroGenics’ good manufacturing practice (GMP) drug substance manufacturing operations to Bora.
Under the terms of the Asset Purchase Agreement, Bora paid MacroGenics $122.5 million, before transaction fees and expenses and subject to customary post-closing adjustments. Effective today, Bora has assumed responsibility for MacroGenics’ manufacturing operations supporting clinical and commercial production. As part of the transaction, MacroGenics’ manufacturing site in Rockville, Maryland, and warehouse in Frederick, Maryland, have transferred to Bora, and approximately 140 former MacroGenics employees have been hired by Bora. MacroGenics has also entered into a supply agreement with Bora, under which Bora will support process development and drug substance production for MacroGenics’ internal pipeline needs.
Moelis & Company LLC served as exclusive financial advisor, and Sidley Austin LLP and Covington & Burling served as legal counsel to MacroGenics in connection with this transaction.
Jones Day served as legal counsel to Bora in connection with this transaction.
About MacroGenics, Inc.
MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics and the MacroGenics logo are trademarks or registered trademarks of MacroGenics, Inc.
About Bora Pharmaceuticals
Founded in 2007, Bora Pharmaceuticals (“Bora” or “the Company”, 6472.TW and BORAY.OTCQX) is a leading pharmaceutical services company with a vision and goal of “Contributing to Better Health All Over the World”. Operating under a “Dual Engine” model that integrates CDMO and commercial expertise, Bora empowers pharmaceutical and biotech partners to optimize product development, accelerate launches, and scale supply to meet global patient needs. At the same time, Bora actively broadens R&D and sales infrastructure, focusing on niche and rare disease markets to improve patients’ quality of life.

By investing in talent, infrastructure, and biologics expansion, Bora continues to transform operations and achieve sustainable growth. Committed to making success “certain,” Bora sets new standards in the pharmaceutical and CDMO industries.
Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials, anticipated cash runway and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including our ability to execute on our key strategic priorities for 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, including timing and results of efficacy and safety data with respect to product candidates in ongoing clinical trials; our ability to provide manufacturing services to our customers; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations of expanding ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; risks related to the Company's post-closing manufacturing arrangements with Bora, including under the manufacturing and supply agreement and the transition services agreement; the possibility that the anticipated benefits of the sale of the Company’s CDMO operations (the “Transaction”), including that the additional post-closing cash payments may not be earned or received, in whole or in part; the costs and expenses associated with the Transaction; potential litigation relating to the Transaction; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

CONTACTS

Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com